MICHAEL POLLACK CPA
46 EQUESTRIAN LANE
CHERRY HILL, NJ 08003

Consent of Independent Registered Certified Public Accountants

March 1, 2007

MH & SC, Inc.
3505 Castlegate Ct.
Lexington, KY 40502

I consent to the inclusion in the Registration Statement on Form SB-2 of MH & SC, Inc., my audit report for MH & SC, Inc. (formerly Help-U-Drive, Inc.) (the “Company”) for the period January 30, 2006 (Inception) through December 31, 2006 dated February 5, 2007, and the audit report for My Health & Safety Supply Company, LLC for the period January 1, 2006 through October 26, 2006, and years ended December 31, 2005 and 2004 dated February 5, 2007.

Respectfully submitted,

/s/ Michael Pollack

Michael Pollack CPA
Cherry Hill, NJ